Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2010 UNAUDITED FINANCIAL RESULTS

Total Revenues Up 12% Year-over-Year to US$129.5 Million, Exceeding the High End of Group Guidance;

Non-GAAP Net Income before Non-Controlling Interest Up 3% Year-over-Year to US$48.4 Million,

Exceeding the High End of Group Guidance;

Non-GAAP Fully Diluted EPS of US$0.86, Exceeding the High End of Group Guidance

BEIJING, CHINA, April 26, 2010 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and wireless value-added services group, today reported unaudited financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights1

•	Total revenues were US$129.5 million, up 12% year-over-year, exceeding the high end of the Group’s guidance.

•	Brand advertising revenues were US$39.5 million, near the high end of the Group’s guidance.

•	Online game revenues reached a record US$72.1 million, up 17% year-over-year and 2% quarter-on-quarter, within the Group’s guidance.

•

Before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, non-GAAP net income for the first quarter of 2010 was US$48.4 million, exceeding the high end of the Group’s guidance, up 3% year-over-year and down 4% quarter-on-quarter.

•

After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, non-GAAP net income for the first quarter of 2010 was US$33.8 million, or US 86 cents per fully diluted share, exceeding the high end of the Group’s guidance.

Dr. Charles Zhang, Chairman and CEO of Sohu.com, commented, “We continued to execute our strategies in our portal and online game businesses. We are significantly ramping up our library of exclusive and licensed video content as many of the great media companies in China and around the world partner with us. By combining licensed content with our own in-house produced material, we are able to expand and promote our full offering to a rapidly growing online community. Our online game business also continues to produce encouraging results. Aggregate peak concurrent users surpassed one million for the first time, which clearly shows our growing momentum as we retain existing users and attract new ones. Strategic releases of updates proved to be successful in reinforcing the popularity of our existing games. Meanwhile, we’ve been focusing on diversifying our game portfolio through greater efforts on developing the differentiated games in our 2010 pipeline.”

[1]

Explanation of the Group’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and COO, added, “Brand advertising revenues were in-line with our expectations and we are optimistic that business will accelerate as advertisers ramp up their promotional campaigns ahead of the World Expo and World Cup. Our nationwide marketing reach and diversified platform position us well as brands look for broad-based and effective advertising solutions in China.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter ended March 31, 2010 were US$129.5 million, representing a sequential decrease of 5% and an increase of 12% year-over-year.

Brand advertising revenues for the first quarter of 2010 totaled US$39.5 million, representing a sequential decrease of 14% and an increase of 1% year-over-year.

Online game revenues for the first quarter of 2010 were US$72.1 million, representing increases of 2% sequentially and 17% year-over-year.

Wireless revenues for the first quarter of 2010 were US$13.3 million, representing decreases of 15% sequentially and 1% year-over-year.

Gross Margin

Gross margin was 75% in the first quarter of 2010, compared with 75% in the fourth quarter of 2009 and 76% in the first quarter of 2009. Non-GAAP gross margin for the first quarter of 2010 was 75%, compared with 75% in the fourth quarter of 2009 and 76% in the first quarter of 2009.

Brand advertising gross margin for the first quarter of 2010 was 56%, compared with 65% in the fourth quarter of 2009 and 65% in the first quarter of 2009. Non-GAAP brand advertising gross margin for the first quarter of 2010 was 59%, compared with 65% in the fourth quarter of 2009 and 65% in the first quarter of 2009.

Online game gross margin for the first quarter of 2010 was 93%, compared with 92% in the fourth quarter of 2009 and 94% in the first quarter of 2009. Non-GAAP online game gross margin in the first quarter of 2010 was also 93%, compared with 92% in the fourth quarter of 2009 and 94% in the first quarter of 2009.

Wireless gross margin for the first quarter of 2010 was 48%, compared with 44% in the fourth quarter of 2009 and 43% in the first quarter of 2009. Non-GAAP wireless gross margin for the first quarter of 2010 was 48%, compared with 44% in the fourth quarter of 2009 and 43% in the first quarter of 2009.

Operating Expenses

For the first quarter of 2010, Sohu’s operating expenses totaled US$48.5 million. Non-GAAP operating expenses totaled US$43.0 million, down 4% sequentially from US$45.0 million and up 19% year-over-year. The year-over-year increase primarily reflects an increase in marketing expenses.

Operating Margin

Operating margin was 37% in the first quarter of 2010, compared with 39% in the fourth quarter of 2009 and 43% in the first quarter of 2009. Non-GAAP operating profit margin was 42% for the first quarter of 2010, compared with 42% in the previous quarter and 45% in the first quarter of 2009.

Income Tax Expense

For the first quarter of 2010, excluding non-cash income tax expense of US$0.5 million recorded for tax benefits from share-based awards, non-GAAP income tax expense was US$7.4 million, compared with US$8.2 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income for the first quarter of 2010 was US$41.3 million, down 3% quarter-over-quarter and 7% year-over-year. Non-GAAP net income for the first quarter of 2010 was US$48.4 million, down 4% quarter-over-quarter and up 3% year-over-year, exceeding the Group’s guidance.

After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income for the first quarter of 2010 was US$27.9 million, or US 73 cents per fully diluted share. Non-GAAP net income for the first quarter of 2010 was US$33.8 million, or US 86 cents per fully diluted share, a decrease of 6% quarter-over-quarter, exceeding the Group’s guidance.

Cash Balance

The Company continued to maintain a debt-free balance sheet and a strong cash position of US$599.2 million as of March 31, 2010.

Ms. Carol Yu, Co-President and CFO of Sohu, commented, “Our current business is strong, with healthy growth in advertising, a stable portfolio of existing online games that continue to grow, and a debt-free balance sheet that is supported by strong cash flow. Solid momentum of video content, a promising online game pipeline also provide us substantial room to expand further and deliver value to our shareholders over the long term.”

Supplementary Metrics for Online Game Results

Operations

Aggregate registered accounts for Changyou’s games as of March 31, 2010 increased 8% quarter-over-quarter and 38% year-over-year to 87.4 million.

Aggregate peak concurrent users (“PCU”) for Changyou’s games rose 5% quarter-over-quarter and increased 7% year-over-year to approximately 1.04 million.

Aggregate active paying accounts (“APA”) for Changyou’s games was 2.4 million, which was consistent with last quarter and an increase of 5% year-over-year.

Aggregate average revenue per active paying account (“ARPU”) for Changyou’s games increased 2% quarter-over-quarter and 12% year-over-year to RMB201, which is within a range that Changyou targets to keep games affordable for the majority of Chinese game players.

Revenue

Total online game revenues for the first quarter of 2010 increased 2% quarter-over-quarter and 17% year-over-year to US$72.1 million.

Revenues from game operations for the first quarter of 2010 increased 2% quarter-over-quarter and 18% year-over-year to US$70.2 million. The increases were mainly due to the ongoing popularity of the Company’s flagship games.

Overseas licensing revenues for the first quarter of 2010 decreased 10% quarter-over-quarter and 17% year-over-year to US$1.9 million. The decrease was largely the result of greater competition in mature online game markets abroad.

Business Outlook

Sohu estimates total revenues for the second quarter of 2010 to be between US$139.0 million and US$144.0 million, with advertising revenues of US$54.0 million to US$56.0 million.

Sohu estimates brand advertising revenues for the second quarter of 2010 to be between US$51.0 million and US$53.0 million.

Sohu estimates online game revenues for the second quarter of 2010 to be between US$74.0 million and US$77.0 million.

Sohu estimates non-GAAP net income for the second quarter of 2010, before deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest in Changyou, to be between US$48.0 million to US$50.5 million. After deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest in Changyou, Sohu estimates non-GAAP net income for the second quarter of 2010 to be between US$34.0 million to US$36.0 million, and non-GAAP fully diluted earnings per share for the second quarter of 2010 to be between US 87 cents and US 92 cents.

Assuming no new grants of share-based awards, Sohu estimates compensation expense and income tax expense related to share-based awards for the second quarter of 2010 to be between US$6.5 million and US$7.5 million, which includes Changyou’s share-based compensation expense for the second quarter of 2010 estimated to be between US$2.0 million and US$2.5 million. Considering Sohu’s share in Changyou, the estimated impact of this expense under US GAAP is expected to reduce Sohu’s fully diluted earnings per share for the second quarter of 2010 by US 15 cents to US 17 cents.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, net income and net income per share, which are adjusted from results based on GAAP to exclude the compensation cost of share-based awards granted to employees. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense from its non-GAAP financial measure is useful for itself and investors. Further, the amount of share-based compensation expense cannot be anticipated by management or business line leaders and these expenses are not built into the annual budgets and quarterly forecasts, which is the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As share-based compensation expense does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude share-based compensation expense.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding share-based compensation expense, is that the share-based compensation charge has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future. In order to mitigate these limitations we have provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures we have presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is extracted from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008 and in 2009, which could recur in the future, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, EPS dilution resulting from Changyou’s initial public offering, Sohu’s historical and possible future losses, and its reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on April 26, 2010 (8:30 p.m. Beijing/Hong Kong time, April 26, 2010) at 8:30 a.m. U.S. Eastern Time.

The dial-in details for the live conference call are:

US Toll-Free:	+1-877-941-6009
International:	+1-480-629-9772
Hong Kong:	+852-3009-5027
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the pass code to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:00 a.m. Eastern Time on April 26 through May 8, 2010. The dial-in details for the telephone replay are:

International:	+1-852-2287-4304
Passcode:	4201220

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates four online games, including Tian Long Ba Bu, Blade Online, Blade Hero 2 and Da Hua Shui Hu. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fourteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. James Deng

Senior Finance Director

Sohu.com Inc.

Tel: +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

Mr. Chen Yuan Yuan

Christensen

Tel: +86 139-2337-7882

E-mail: ychen@ChristensenIR.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2010	Dec. 31, 2009	Mar. 31, 2009
Revenues:
Advertising
Brand advertising	$39,512	$45,876	$39,074
Sponsored search	2,834	2,929	1,562

Subtotal of advertising revenues	42,346	48,805	40,636

Online games	72,072	70,698	61,607
Wireless and others	15,036	16,328	13,495

Total revenues	129,454	135,831	115,738

Cost of revenues:
Advertising
Brand advertising (includes share-based compensation expense of $967, $141 and $236, respectively)	17,283	16,238	13,730
Sponsored search (includes share-based compensation expense of $1, $1 and $3, respectively)	2,913	3,079	2,298

Subtotal of cost of advertising revenues	20,196	19,317	16,028

Online games (includes share-based compensation expense of $67, $57 and $8, respectively)	5,384	5,419	3,436
Wireless and others (includes share-based compensation expense of $0, $0 and $0, respectively)	7,246	9,097	8,129

Total cost of revenues	32,826	33,833	27,593

Gross profit	96,628	101,998	88,145

Operating expenses:
Product development (includes share-based compensation expense of $2,445, $1,952 and $1,274, respectively)	15,518	14,461	13,314
Sales and marketing (includes share-based compensation expense of $955, $96 and $285, respectively)	23,009	25,405	16,826
General and administrative (includes share-based compensation expense of $2,093, $1,687 and $481, respectively)	9,883	8,801	7,894
Amortization of intangible assets	108	93	74

Total operating expenses	48,518	48,760	38,108

Operating profit	48,110	53,238	50,037

Other (expense)/income	(25)	239	1
Interest income and exchange difference	1,199	1,136	1,122

Income before income tax expense	49,284	54,613	51,160

Income tax expense	7,963	12,168	6,586

Net income	41,321	42,445	44,574
Less: Net income (loss) attributable to the noncontrolling interest	11,130	10,096	(21)

Net income attributable to Sohu.com Inc.	30,191	32,349	44,595

Basic net income per share attributable to Sohu.com Inc.	$0.80	$0.84	$1.17

Shares used in computing basic net income per share attributable to Sohu.com Inc.	37,778	38,317	38,162

Diluted net income per share attributable to Sohu.com Inc.	$0.73	$0.76	$1.15

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,443	38,920	38,851

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar. 31, 2010	As of Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$599,153	$563,782
Accounts receivable, net	47,849	46,610
Prepaid and other current assets	12,483	10,781

Total current assets	659,485	621,173
Fixed assets, net	116,828	115,088
Goodwill	57,440	55,555
Intangible assets, net	9,083	7,933
Other assets, net	31,750	28,524

Total assets	$874,586	$828,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,229	$4,602
Accrued liabilities to suppliers and agents	41,722	41,103
Receipts in advance and deferred revenue	32,873	36,944
Accrued salary and benefits	26,216	28,860
Tax payables	21,547	21,953
Other accrued liabilities	17,201	17,035

Total current liabilities	146,788	150,497

Commitments and contingencies	1,318	—

Shareholders’ equity:
Sohu.com Inc. shareholders’ equity	641,319	609,781
Noncontrolling interest	85,161	67,995

Total shareholders’ equity	726,480	677,776

Total liabilities and shareholders’ equity	$874,586	$828,273

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Three Months Ended Mar. 31, 2010			Three Months Ended Dec. 31, 2009			Three Months Ended Mar. 31, 2009
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$42,346	$—	$42,346	$48,805	$—	$48,805	$40,636	$—	$40,636
Less: Cost of advertising revenues	20,196	(968)	19,228	19,317	(142)	19,175	16,028	(239)	15,789

Advertising gross profit	$22,150	$968	$23,118	$29,488	$142	$29,630	$24,608	$239	$24,847

Advertising gross margin	52%		55%	60%		61%	61%		61%

Online games revenues	$72,072	$—	$72,072	$70,698	$—	$70,698	$61,607	$—	$61,607
Less: Cost of online games revenues	5,384	(67)	5,317	5,419	(57)	5,362	3,436	(8)	3,428

Online games gross profit	$66,688	$67	$66,755	$65,279	$57	$65,336	$58,171	$8	$58,179

Online games gross margin	93%		93%	92%		92%	94%		94%

Wireless and others revenues	$15,036	$—	$15,036	$16,328	$—	$16,328	$13,495	$—	$13,495
Less: Cost of wireless and others revenues	7,246	—	7,246	9,097	—	9,097	8,129	—	8,129

Wireless and others gross profit	$7,790	$—	$7,790	$7,231	$—	$7,231	$5,366	$—	$5,366

Wireless and others gross margin	52%		52%	44%		44%	40%		40%

Total revenues	$129,454	$—	$129,454	$135,831	$—	$135,831	$115,738	$—	$115,738
Less: Total cost of revenues	32,826	(1,035)	31,791	33,833	(199)	33,634	27,593	(247)	27,346

Gross profit	$96,628	$1,035	$97,663	$101,998	$199	$102,197	$88,145	$247	$88,392

Gross margin	75%		75%	75%		75%	76%		76%

Operating expenses	$48,518	$(5,493)	$43,025	$48,760	$(3,735)	$45,025	$38,108	$(2,040)	$36,068

Operating profit	$48,110	$6,528	$54,638	$53,238	$3,934	$57,172	$50,037	$2,287	$52,324

Operating margin	37%		42%	39%		42%	43%		45%

Income tax expense (benefit)	$7,963	$(531)	$7,432	$12,168	$(3,927)	$8,241	$6,586	$—	$6,586

Net income before Non-Controlling Interest	$41,321	$7,059	$48,380	$42,445	$7,861	$50,306	$44,574	$2,287	$46,861

Net income attributable to Sohu.com Inc. for basic net income per share	$30,191	$6,224	$36,415	$32,349	$6,996	$39,345	$44,595	$2,287	$46,882

Net income attributable to Sohu.com Inc. for diluted net income per share (b)	$27,927	$5,842	$33,769	$29,396	$6,447	$35,843	$44,595	$2,287	$46,882

Diluted net income per share attributable to Sohu.com Inc.	$0.73		$0.86	$0.76		$0.92	$1.15		$1.20

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,443		39,079	38,920		38,957	38,851		39,020

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interest in Changyou under the treasury stock method.
(c)	Certain amounts from prior periods have been reclassified to conform with current period presentation.